Exhibit E

          Information Concerning Bank Vontobel's Officers and Directors

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
                                                                                      PRINCIPAL
       NAME                                     TITLE                                  ADDRESS
Dr. Hans Vontobel         Honorary President of the Board of Directors                    *
Peter Wagner              President of the Board of Directors                             *
Prof. Hans Giger          Vice President of the Board of Directors                        *
Dr. Dieter Berninghaus    Member of the Board of Directors                                *
Dr. Wolfhard Graetz       Member of the Board of Directors                                *
Prof. Dr. Hans Caspar     Member of the Board of Directors                                *
von der Crone
Dr. Urs Widmer            Member of the Board of Directors                                *
Herbert J. Scheidt        Chairman / CEO                                                  *
Eugen Brenner             Executive Vice President, Investment Banking                    *
Peter Gubler              Executive Vice President, Logistics                             *
Christoph Ledergeber      Executive Vice President, Asset Management and                  *
                          Investment Funds
Edwin Schildknecht        Executive Vice President, Human Resources                       *
Dr. Zeno Staub            Executive Vice President, Finance & Risk / CFO                  *
Walter Temperli           Executive Vice President, Private Banking Switzerland           *
Walter Thoma              Executive Vice President, Private Banking                       *
Dr. Thomas von Planta     Executive Vice President, Corporate Finance                     *

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*     Bank Vontobel AG, Bahnhofstrasse 3, CH-8022 Zurich / Switzerland